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                                    AGREEMENT


                          Dated as of November 1, 1999


                                 By and Between


                               INFINICOM AB (publ)


                                       and


                                   SCOOP, INC.



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


                                    AGREEMENT

     AGREEMENT (this "Agreement"), dated as of November 1, 1999, is entered into by and between INFINICOM AB (publ), a holding company formed under the laws of Sweden ("InfiniCom"), and SCOOP, INC., a corporation organized and existing under the laws of the State of Delaware ("Scoop").

                              W I T N E S S E T H :

     WHEREAS, on July 31, 1998, Scoop filed a voluntary petition commencing a case under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Proceeding") in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court");

     WHEREAS, in connection with the plan of reorganization (the "Plan") filed by Scoop in the Bankruptcy Proceeding, InfiniCom and Scoop entered into a Stock Purchase Agreement ("Stock Purchase Agreement") dated as of April 23, 1999 wherein Scoop agreed to sell to InfiniCom, 61.6 million shares, or such other number of shares (the "Acquired Shares") of Scoop's common stock ("Scoop Stock") which upon issuance and payment therefor would represent ninety-one percent (91%) of the issued and outstanding Scoop Stock, in consideration of InfiniCom's transfer and delivery to Scoop of 100% of the issued and outstanding shares of capital stock (the "24STORE Stock") of 24STORE.com Limited, a company incorporated under the laws of England and Wales with company number 3605559;

     WHEREAS, the Bankruptcy Court has entered its order confirming the Plan;

     WHEREAS, Scoop has met all conditions on its part to be satisfied prior to the closing of the Stock Purchase Agreement;

     WHEREAS, InfiniCom represents that it presently is able to transfer and deliver to Scoop only 95% of the 24STORE Stock free and clear of liens, encumbrances, restrictions and claims;

     WHEREAS, the parties desire to close the Stock Purchase Agreement subject to the provisions of this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

                   SECTION 1. DEFINITIONS AND INTERPRETATIONS

     1.1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings specified for such terms in the Stock Purchase Agreement.

     1.2 Principles of Construction.

     (a) All references to Articles, Sections, subsections and Exhibits are to Articles, Sections, subsections and Exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" is not limiting and means "including without limitation."

     (b) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

     (c) The Section headings herein are for convenience only and shall not affect the construction hereof.

     (d) This Agreement is the result of negotiations among and has been reviewed by each Party's counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party's involvement in its preparation.

     (e) Wherever in this Agreement the intent so requires, reference to the neuter, masculine or feminine shall be deemed to include each of the other, and reference to either the singular or the plural shall be deemed to include the other.

                    SECTION 2. REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of InfiniCom. InfiniCom represents and warrants to and agrees with Scoop as follows:

     (a) Outstanding Shares of 24STORE Stock. The entire authorized capital stock of 24STORE consists of 20,000,000 ordinary shares, of which 10,000,000 shares are issued and outstanding. All of the shares of 24STORE have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require 24STORE to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no voting trusts, proxies, or other agreements or understandings to which InfiniCom is a party with respect to the voting of the capital stock of 24STORE. 24STORE has not issued any other shares of capital stock, nor repurchased, redeemed or otherwise acquired any shares of its capital stock from InfiniCom.

     (b) Transferability of the 24STORE Stock. InfiniCom holds of record all of the issued and outstanding shares of 24STORE, and presently has the power to transfer and deliver to Scoop 95% of the issued and outstanding shares of 24STORE free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and state securities laws), taxes, security interests, options, warrants, purchase rights or other contracts or commitments that could require it to sell, transfer, or otherwise dispose of any capital stock of 24STORE (other than this Agreement).

     (c) Conditions to Closing. Except for its inability to transfer and deliver to Scoop 100% of the 24STORE Stock free and clear of liens, encumbrances, restrictions and claims, InfiniCom is ready, willing and able to satisfy all conditions on its part to the closing of the Stock Purchase Agreement.

                              SECTION 3. AGREEMENTS

     3.1 Partial Closing. On or as soon as possible after the execution of this Agreement, the parties shall consummate the transactions contemplated by the Stock Purchase Agreement to occur on the Closing Date, provided that InfiniCom shall transfer and deliver to Scoop 95% of the 24STORE Stock and Scoop shall issue to InfiniCom only 95% of the Acquired Shares, and further provided that InfiniCom shall pay to Scoop an additional $4,450.00 for professional fees and expenses incurred by Scoop in connection with the closing of the Stock Purchase Agreement.

     3.2 Subsequent Closing. InfiniCom agrees to use commercially reasonable efforts to transfer and deliver to Scoop the remaining 5% of 24STORE Stock, free and clear of liens, encumbrances, restrictions and claims, on or before December 31, 1999. Upon InfiniCom's transfer and delivery to Scoop of any additional shares of 24STORE Stock free and clear of liens, encumbrances, restrictions and claims, Scoop will issue to InfiniCom the respective pro-rata amount of the 5% of Acquired Shares reserved from the partial closing pursuant to the foregoing. On or before December 31, 1999, InfiniCom will pay Scoop an additional $3,050 for professional fees and expenses incurred by Scoop in connection with the closing of the Stock Purchase Agreement

     3.3 Failure of Delivery. If InfiniCom fails to transfer and deliver to Scoop all the remaining 5% of 24STORE Stock, free and clear of liens, encumbrances, restrictions and claims, on or before December 31, 1999, Scoop shall retain its all right and remedies under the Stock Purchase Agreement for InfiniCom's breach of the Stock Purchase Agreement.

     3.4 No Impairment or Modification Without Approval. InfiniCom agrees that no impairment or modification of any rights of Scoop under the Stock Purchase Agreement or this Agreement and no settlement or compromise of any claim of Scoop against InfiniCom for breach of the Stock Purchase Agreement or this Agreement shall be valid or binding upon Scoop, unless such impairment, modification, settlement or compromise has been approved in writing by a majority of Scoop's shareholders (excluding InfiniCom or any affiliate of InfiniCom) or approved by the Bankruptcy Court as being in the best interests of Scoop's shareholders (excluding InfiniCom or any affiliate of InfiniCom).

     3.5 Governing Law. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

     3.6 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

     3.7   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, all of which taken together shall constitute one instrument.

     3.8 Entire Agreement. This Agreement and the other documents referred to herein contain the entire understanding of the parties hereto with respect to the subject matter contained herein. Except as provided herein, the Stock Purchase Agreement shall remain in full force and effect.

     3.9 Amendments. This Agreement may not be amended or modified orally, but only by an agreement in writing signed by Scoop and InfiniCom. No amendment of this Agreement shall be valid or binding upon Scoop unless such amendment has been approved in writing by a majority of Scoop's shareholders (excluding InfiniCom or any affiliate of InfiniCom) or approved by the Bankruptcy Court as being in the best interests of Scoop's shareholders (excluding InfiniCom or any affiliate of InfiniCom).

     3.10 Third Party Beneficiaries. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto, provided that nothing in this Agreement shall impair any rights or remedies of any Scoop shareholder arising out of any breach of the Stock Purchase Agreement or this Agreement.

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     IN WITNESS  WHEREOF,  each of the parties  hereto has caused its  corporate name to be hereunto subscribed by its officer(s) thereunto duly authorized as of the day and year first above written.


                                              SCOOP, INC.



                                              By: /s/ Rand Bleimeister
                                                 -------------------------------
                                                 Name:   Rand Bleimeister
                                                 Title:  President and
                                                         Chief Executive Officer



                                              INFINICOM AB (publ)



                                              By: /s/ Larsake Sandin
                                                 -------------------------------
                                                 Name:   Larsake Sandin
                                                 Title:  Chairman of the Board